Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-163367, 333-172459, 333-175985, 333-179751, 333-186921, 333-194281, 333-202402 and 333-205958) of Fortinet, Inc. of our report dated February 27, 2015, relating to the consolidated financial statements of Meru Networks, Inc., which appears in the December 31, 2014 Annual Report on Form 10-K of Meru Networks, Inc. which is incorporated by reference in the Current Report on Form 8-K/A of Fortinet, Inc., dated September 22, 2015.

/s/ Burr Pilger Mayer, Inc.
San Jose, California
September 22, 2015